EXHIBIT 11
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PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 1995


COMPUTATION OF EARNINGS PER SHARE
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                                          Year Ended December 31,
                              -----------------------------------------------
                                                         Before     After
                                                       Cumulative  Cumulative
                                                        Effect of   Effect of
                                                       Accounting  Accounting
                                                 							 Changes    Changes
                            				  1995       1994         1993*      1993*
                              ----------- ----------- ----------- -----------
PRIMARY EARNINGS PER SHARE
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EARNINGS:
Net income                     $6,050,000  $5,748,000  $5,385,000  $5,071,000

COMMON SHARES OUTSTANDING:
Weighted average Common
  Shares outstanding            3,164,705   3,189,946   3,073,358   3,073,358
Net effect of the assumed
  exercise of stock options
  based on the treasury
  stock method                     16,163      10,360       3,729       3,729
  Total weighted average
   Common Shares outstanding    3,180,868   3,200,306   3,077,087   3,077,087
                               ----------   ---------   ---------   ---------

 PRIMARY EARNINGS PER SHARE         $1.90       $1.80       $1.75       $1.65
                     			       ==========   =========   =========   =========

FULLY DILUTED EARNINGS PER SHARE
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EARNINGS:
Net income                     $6,050,000  $5,748,000  $5,385,000  $5,071,000
Add:  Effect of not having
 Convertible Subordinated
 Debenture outstanding net
 of tax effect                                             21,000      21,000
			                            ----------  ----------  ----------  ----------
                     			       $6,050,000  $5,748,000  $5,406,000  $5,092,000

COMMON SHARES OUTSTANDING:
Weighted average Common
 Shares outstanding             3,164,705   3,189,946   3,073,358   3,073,358
Add:  Shares issued
 assuming conversion of
 Convertible Debentures
 at beginning of period                                    49,102      49,102
Net effect of the assumed
  exercise of stock options
  based on the treasury
  stock method                     34,498      13,519       3,729       3,729
                     			       ----------  ----------  ----------  ----------
  Total weighted average
   Common Shares outstanding    3,199,203   3,203,465   3,126,189   3,126,189
                               ----------  ----------  ----------  ----------
 FULLY DILUTED EARNINGS
  PER SHARE                         $1.89       $1.79       $1.73       $1.63
	                              ==========  ==========  ==========  ==========

* Prior years weighted average shares outstanding adjusted for 10% stock dividend issued October 25, 1995, a two-for-one stock split issued April 29, 1994, and a 10% stock dividend issued
   April 15, 1993.